Exhibit 99.1

10390 Pacific Center Court, San Diego, CA 92121-4340 858•646•1100, FAX: 858•646•1150 www.vical.com	News Release

FOR IMMEDIATE RELEASE

October 19, 2006

Contacts:	Investors:	Media:
	Alan R. Engbring	Kim Richards
	Vical Incorporated	Porter Novelli Life Sciences
	(858) 646-1127	(619) 849-5377
Website: www.vical.com

Temasek Holdings to Invest $25 Million in Vical

SAN DIEGO—October 19, 2006—Vical Incorporated (Nasdaq:VICL) today announced that it has received a commitment from an investment fund of Temasek Holdings (Private) Ltd, an Asia investment firm headquartered in Singapore, to purchase $25.0 million of its common stock in a registered direct offering, under which Vical will sell approximately 5.0 million shares pursuant to an effective shelf registration statement at a price of $5.02 per share, with no commissions. The transaction is expected to be completed on October 19, 2006. Proceeds from the transaction will be used for further development of Vical’s pandemic influenza DNA vaccine candidate, including funding of Phase 1 human clinical testing, as well as for other general corporate purposes.

Vijay B. Samant, Vical’s President and Chief Executive Officer, said, “We are pleased that Temasek Holdings has selected Vical as an addition to its investment portfolio. We look forward to the benefits of Temasek’s substantial resources and international perspective as we progress in our program to develop a DNA vaccine against pandemic influenza.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the Corporate Secretary, Vical Incorporated, 10390 Pacific Center Court, San Diego, CA 92121-4340.

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About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including: whether the offering will be completed on October 19, 2006, if at all; whether Vical or others will continue development of the pandemic influenza DNA vaccine candidate; whether the company will conduct Phase 1 human clinical testing of the influenza vaccine; whether the company’s DNA vaccine candidate will be effective in protecting humans against influenza; whether Temasek’s resources will assist in the development of Vical’s pandemic influenza vaccine candidate; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; the dependence of the company on its collaborative partners; and additional risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

About Temasek Holdings (Private) Limited

Incorporated in 1974, Temasek Holdings (Private) Limited (Temasek) is an Asia investment firm headquartered in Singapore. Temasek is an active shareholder and investor that aims to create and maximise sustainable shareholder value. It manages a diversified S$129 billion (US$80 billion) portfolio, concentrated principally in Singapore, Asia and the OECD economies. Temasek’s total shareholder return since 1974 has been 18%

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compounded annually. Temasek has a corporate credit rating of AAA/Aaa by Standard & Poor’s and Moody’s respectively.

Its portfolio spans various industries including telecommunications & media, financial services, real estate, transportation & logistics, energy & resources, infrastructure, engineering & technology as well as bioscience & healthcare. Companies in its portfolio include Singapore Airlines, Singapore Telecommunications and DBS Group Holdings, ICICI Bank, Mahindra & Mahindra and the Apollo Hospital Group; Bank of China and China Construction Bank; Bank Danamon and Bank Internasional Indonesia; as well as Hana Financial Group.

Temasek’s investments in bioscience & healthcare services consist of Quintiles (USA), Asia Pacific Pharmaceutical Holdings (Singapore), Matrix Labs (India), Bumrungrad Hospital (Thailand) and Intercell (Austria).

For more information on Temasek, please visit www.temasekholdings.com.sg.

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